Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WSFS Financial Corporation:

We consent to the use of our reports dated March 17, 2014, with respect to the consolidated statements of condition of WSFS Financial Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

(Signed) KPMG LLP

Philadelphia, Pennsylvania

March 26, 2014